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                                                                   EXHIBIT 99.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                   SUPPLEMENTAL OPERATING SEGMENT INFORMATION
                              1998 CHANGE FROM 1997


                                             FOURTH QUARTER                      TWELVE MONTHS
                                               % CHANGE                            % CHANGE
                                       SALES           OPER. (1)              SALES        OPER. (1)
                                     REVENUE            EARNINGS            REVENUE         EARNINGS


=====================================================================================================
SPECIALTY & PERFORMANCE
      SEGMENT                           (6)%          (74)%                     (5)%        (21)%

=====================================================================================================

Products primarily included:
      Specialty plastics  (2)           (6)%            -                         0%         ++
      Performance chemicals            (15)%           --                      (12)%         --
      Fine chemicals                      7%           ++                       (1)%         --
      Fibers                            (3)%           --                       (9)%         --
      Coatings, inks & resins          (10)%           --                       (5)%         --


=====================================================================================================

CORE PLASTICS SEGMENT                  (14)%          (26)%                       -%         57%

=====================================================================================================

Products primarily included:
      Container plastics               (13)%            --                        5%         ++
      Flexible plastics (2)            (17)%            --                     (17)%         --


=====================================================================================================

CHEMICAL INTERMEDIATES
      SEGMENT                          (21)%          (58)%                     (8)%        (20)%

=====================================================================================================


=====================================================================================================

TOTAL EASTMAN                          (10)%          (106)%                    (4)%        (14)%

=====================================================================================================



   (1)      0  =   Change of approximately 0 - 2% (+ or -)
            +  =   Increase of approximately 2 - 10%
           ++  =   Increase of greater than 10%
            -  =   Decrease of approximately 2 - 10%
           --  =   Decrease of greater than 10%
           Sm  =   Negligible change in dollar amount
           Nm  =   Not meaningful


   (2) The 1997 amounts have been reclassified to conform to the 1998 presentation, which is prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."




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